Exhibit 99.1

Pyxus International, Inc.	Tel: 919 379 4300
8001 Aerial Center Parkway	Fax: 919 379 4346
Post Office Box 2009	www.pyxusintl.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact:	Joel Thomas
(919) 379-4300

Pyxus International, Inc. Reports Third Quarter Results

One year since the launch of its ‘One Tomorrow’ transformation plan, Pyxus continues to successfully advance its strategic growth initiatives and reports strongest third quarter sales in four years

Morrisville, NC – February 11, 2019 – Pyxus International, Inc. (NYSE: PYX), a global value-added agricultural company, today announced results for its third fiscal quarter ended December 31, 2018.

Highlights

Third Quarter

•	Sales and other operating revenues increased 9.8% to $524.5 million primarily due to higher volume in Africa attributable to larger crop sizes.

•

Selling, general, and administrative expense (“SG&A”) increased 21.6% to $41.7 million driven by the requirements of the Company’s new business ventures as their continued expansion requires increases related to branding, marketing, advertising and new personnel, of which $9.6 million was associated with those new business segments.

•	Restructuring and asset impairment costs were $1.7 million, with an estimated annual recurring savings of $4.5 million – $6.5 million.

•

Net loss attributable to Pyxus International, Inc. was $5.1 million and Adjusted EBITDA* was $55.4 million, which includes the impact of SG&A for the new business ventures as revenue contribution from these ventures is just beginning.

•

The Company purchased $9.4 million of its existing 9.875% senior secured second lien notes due 2021 at a discount resulting in debt retirement income of $1.3 million and a remaining face amount of $635.7 million.

•

Continued execution on the Company’s “One Tomorrow” transformation strategy, including significant progress on the expedited build-out by Canadian FIGR, Inc. subsidiaries, targeted to bring total annual production capacity to more than 100,000 kilograms; the launch of Korent, a new cannabidoil hemp (CBD) and e-liquid line being produced by Criticality, LLC, Pyxus’s industrial hemp joint venture; and double-digit year-on-year growth from the e-liquids business line.

Nine Months Year-to-Date

•	Sales and other operating revenues increased 0.7% to $1,210.4 million primarily due to a 5.0% increase in volume attributable to larger crop sizes in Africa.

•

SG&A increased 16.2% to $118.8 million driven by the requirements of our new business ventures as their continued expansion requires increases related to branding, marketing, advertising and new personnel. $23.9 million was associated with the new business ventures.

•	Restructuring and asset impairment costs are $3.4 million, with an annual recurring savings of $4.5 million - $6.5 million.

•

Net loss attributable to Pyxus International, Inc. was $60.5 million and Adjusted EBITDA* was $103.1 million, which includes the impact of SG&A for the new business ventures as revenue contribution from these ventures is just beginning.

•

The Company purchased $27.3 million of its existing 9.875% senior secured second lien notes due 2021 at a discount resulting in debt retirement income of $1.8 million and a remaining face amount of $635.7 million.

*

Adjusted EBITDA includes an adjustment to add back expenses that are not expected to be recurring associated with the internal reorganization of legal entities within the leaf tobacco segments of Pyxus to align with operations, including legal, strategic and tax consulting expenses, of approximately $0.4 million and $0.9 million for the three and nine months ended December 31, 2018, respectively, and $0.2 million for the nine months ended December 31, 2017, and for consulting expenses incurred associated with the 2017 U.S. Tax Reform Act of approximately $0.1 million and $1.1 million for the three and nine months ended December 31, 2018, respectively, as well as for the impact of the recently imposed Argentinian Excise Tax of $1.6 million and $2.5 million for the three and nine months ended December 31, 2018, respectively, which could not initially be recouped from customers. Such adjustments were not included in Adjusted EBITDA presented in Pyxus’s announcements of operating results for the year ended March 31, 2018 or the quarterly periods ended June 30, 2018 and September 30, 2018 or in the forecasted Adjusted EBITDA for the fiscal year ending March 31, 2019 included in those announcements. See the reconciliation tables included in this press release for details regarding the calculation of Adjusted EBITDA.

Pieter Sikkel, President, CEO and Chairman said, “It has been one year since we announced our ‘One Tomorrow’ transformation plan, in which we revealed our pursuit of future growth opportunities and commitment to reshape our brand as the trusted provider of responsibly produced, independently verified, sustainable, and traceable agricultural products and services. Since that time, we have made tremendous progress developing higher margin, fast-growing categories and building upon the strength of our leaf operations, all while maintaining our commitment to delivering the high-quality products and services our customers expect from us.

“In line with strategic initiatives to enhance the leaf business, the cultural and operational changes we are implementing in our leaf business are having a positive impact. Despite challenges impacting the North America market, including Hurricane Florence and foreign tariffs on U.S. tobacco, our leaf business’s third quarter was one of the strongest we have had in four fiscal years, with sales and other operating revenues increasing 9.8% to $524.5 million from the same period last year.

“This quarter’s performance was also impacted by restructuring and asset impairment charges of $1.7 million, primarily related to the consolidation of our U.S. green tobacco processing operations that should result in $4.5 million to $6.5 million of annual cost improvement going forward. Our SG&A costs increased $7.4 million, or 21.6% to $41.7 million for the three months ended December 31, 2018, which reflects the investment we are putting into our new business lines, with $9.6 million of those costs associated with the build-up of our new business ventures related to branding, marketing, advertising and new personnel.

“We are confident that we will see continued momentum as we move into the fourth quarter. We remain focused on long-term debt reduction and have now purchased approximately $100 million of our most expensive debt since we began our debt buy-back program. Based on the current outlook for the remainder of fiscal year 2019, the company now expects revenue to be in a range of approximately $1.8 billion to $1.9 billion with Adjusted EBITDA in a range of approximately $150.0 million to $160.0 million. This guidance includes the $7.6 million impact of Hurricane Florence, foreign tariffs of $4.5 million for U.S. tobacco, increased export tax of $2.5 million in Argentina and SG&A costs of $36.1 million associated with our new start-up business lines.

“As we continue to operationalize our transformation strategy, we have realigned the reporting segments to reflect changes to how the business is managed. Reportable segments now include Leaf – North America, Leaf – Other Regions, and Other Products and Services. The Other Products and Services segment is composed of our consolidated new business lines developed as part of our ‘One Tomorrow’ strategy. We realize how important transparency is to our stakeholders, and this will allow us to better demonstrate the progress we are making across the business.

“In regard to our global new business lines, we achieved several exciting milestones this quarter, demonstrating the strength of our team across all categories and the ongoing success in Pyxus’ evolution. For the four weeks ended December 31, 2018, FIGR, Inc., our wholly-owned indirect Canadian subsidiary, drove a 13.3% share position in flowers, pre-rolls and oils, and continues to evaluate opportunities to further grow market share beyond Prince Edward Island and Nova Scotia.

“FIGR continues to execute against its priority to build local capacity. The first harvest at FIGR’s Simcoe, Ontario facility, FIGR Norfolk (licensed as Goldleaf Pharm Inc.), took place February 4, 2019, and the facility’s 800,000-square-foot expansion project is anticipated to begin this spring. The expedited build-out of FIGR East (licensed as Canada’s Island Garden) continues to progress, with the new 165,000-square-foot greenhouse and 60,000-square-foot processing warehouse expected to be complete in spring 2019. Phase two of FIGR East’s build-out, which will add an additional 88,000 square feet of greenhouse space, is expected to be fully functional in November. The expansion of both entities is targeted to bring FIGR’s total annual production capacity to more than 100,000 kilograms. The additional supply from FIGR Norfolk, as well the continuous evaluation of opportunities for ongoing expansion, will enable FIGR to quickly expand its presence throughout Canada and beyond, where legally permissible.

“Our industrial hemp joint venture, Criticality, LLC, made significant headway with the launch of Korent, its new line of cannabidiol hemp (CBD) and e-liquid products, as well as continued progress on construction of its 55,000-square-foot facility in Wilson, North Carolina. The Company continues to progress in leveraging specialty channels and e-commerce to drive growth. Korent is available through these channels and is quickly starting to gain distribution. As a result of the passage of the 2018 Farm Bill, which permanently removed hemp from the Controlled Substances Act, federally-regulated institutions, including banks and credit card companies, may freely conduct business with the hemp industry.

“The e-liquids category continues to grow rapidly, evidenced by its double-digit year-on-year top-line growth. Looking at specific brands, Nicotine River and Humble Juice Company have benefitted over the past several months from enhanced distribution and service levels as a result of the move to the new, expanded facility. Bantam will be launching 72 new SKUs in the coming months. The new e-liquid formulas were available in the U.S. market on August 8, 2016, and are being rebranded under the Bantam banner.

“Building our innovation pipeline is a priority for these business lines, and our affiliates are investing in the hiring of key personnel to drive continued progress, including the addition of Harvey Carroll, who previously served as the CEO of Canadian operations for IPG Mediabrands, as the president of FIGR.

“SENTRISM, our proprietary track and trace platform, remains a key differentiator for Pyxus as we continue to expand its use across our global specialty product lines. Having released SENTRI for FIGR on October 17, 2018, following the legalization of adult recreational cannabis use in Canada, we are proud to provide consumers with unparalleled transparency as it relates to FIGR’s products. With SENTRI, FIGR customers have the ability to trace products back to their origin – all the way to the mother plant – and determine other factors, such as the length of curing and the final production date, as well as view the quality test values and terpene profiles. SENTRI’s technology is available across many of our affiliates’ product lines including Korent and Bantam, and we are working to provide the same level of visibility to all of our brands in the future.

Mr. Sikkel continued, “We remain committed to the development of our global new product lines and strengthening our core competencies to drive improved operational and financial performance. Farmers are at the heart of everything we do and we continue to explore additional value-added products that will allow them to further expand and diversify their income. Driven by our united purpose of transforming people’s lives so that together we can grow a better world, we plan to continue making progress in the execution of our ‘One Tomorrow’ strategy and accelerating value creation for all stakeholders.”

Performance Summary for Three Months Ended December 31, 2018

Sales and other operating revenues increased $46.7 million or 9.8% from $477.8 million for the three months ended December 31, 2017 to $524.5 million for the three months ended December 31, 2018. This increase was primarily due to a 14.2% increase in volume attributable to larger crop sizes in Africa. This increase was partially offset by delayed tobacco shipments in South America, lower volume in North America attributable to Hurricane Florence reducing the U.S. crop size and foreign tariffs on U.S. tobacco, and a decrease in average sales price of 6.1%.

Cost of goods sold increased $45.5 million or 11.3% from $404.3 million for the three months ended December 31, 2017 to $449.8 million for the three months ended December 31, 2018. This increase was primarily due to the increase in volume.

Gross profit as a percent of sales decreased from 15.4% for the three months ended December 31, 2017 to 14.2% for the three months ended December 31, 2018. This decrease was primarily due to unfavorable changes in product mix in North America and South America, higher conversion costs in North America attributable to Hurricane Florence reducing the US crop size, and higher conversion costs in South America attributable to crop size normalization.

SG&A increased $7.4 million or 21.6% from $34.3 million for the three months ended December 31, 2017 to $41.7 million for the three months ended December 31, 2018. SG&A as a percent of sales increased from 7.2% for the three months ended December 31, 2017 to 8.0% for the three months ended December 31, 2018. These increases were primarily due to the inclusion of new start-up business ventures in the current year and increased costs associated with developing and supporting these new business ventures. The Other Products and Services segment had SG&A costs of $9.6 million.

Other income, net increased $7.0 million from $1.0 million for the three months ended December 31, 2017 to $8.0 million for the three months ended December 31, 2018. This increase was primarily due to the receipt of insurance proceeds from the fiscal 2016 fire in Zimbabwe.

Restructuring and asset impairment charges of $1.7 million for the three months ended December 31, 2018 were primarily related to a cost-saving and restructuring initiative to consolidate the Company’s U.S. green tobacco processing operations in Farmville, North Carolina into the Wilson, North Carolina facility and repurpose the Farmville facility for storage and special projects.

Performance Summary for Nine Months Ended December 31, 2018

Sales and other operating revenues increased $8.3 million or 0.7% from $1,202.1 million for the nine months ended December 31, 2017 to $1,210.4 million for the nine months ended December 31, 2018. This increase was primarily due to a 5.0% increase in volume attributable to larger crop sizes in Africa. This increase was partially offset by delayed tobacco shipments in South America, lower volume in North America attributable to Hurricane Florence reducing the U.S. crop size and foreign tariffs on U.S. tobacco, and a decrease in average sales price of 4.7%.

Cost of goods sold increased $14.4 million or 1.4% from $1,030.6 million for the nine months ended December 31, 2017 to $1,045.0 million for the nine months ended December 31, 2018. This increase was primarily due to the increase in volume.

Gross profit as a percent of sales decreased from 14.3% for the nine months ended December 31, 2017 to 13.7% for the nine months ended December 31, 2018. This decrease was primarily due to higher conversion costs in North America attributable to Hurricane Florence reducing the U.S. crop size, unfavorable changes in product mix in South America, and the exchange impact on local currency denominated costs, primarily in Europe.

SG&A increased $16.6 million or 16.2% from $102.2 million for the nine months ended December 31, 2017 to $118.8 million for the nine months ended December 31, 2018. SG&A as a percent of sales increased from 8.5% for the nine months ended December 31, 2017 to 9.8% for the nine months ended December 31, 2018. These increases were primarily due to the inclusion of new start-up business ventures in the current year and increased costs associated with developing and supporting these new business ventures. The Other Products and Services segment had SG&A costs of $23.9 million.

Other income, net increased $3.6 million or 36.4% from $9.9 million for the nine months ended December 31, 2017 to $13.5 million for the nine months ended December 31, 2018. This increase was primarily due to the receipt of final insurance proceeds from the fiscal 2016 fire in Zimbabwe.

Restructuring and asset impairment charges of $3.4 million for the nine months ended December 31, 2018 were primarily related to a restructuring initiative to consolidate the Company’s U.S. green tobacco processing operations in Farmville, North Carolina into the Wilson, North Carolina facility and repurpose the Farmville facility for storage and special projects and the decision to close one of the Company’s foreign processing facilities and process tobacco in the affected area under a third-party processing arrangement going forward.

Earnings Per Share

For the three months ended December 31, 2018, the Company reported a net loss of $5.1 million, or $0.56 per basic share, compared to net income of $88.5 million, or $9.83 per basic share, for the three months ended December 31, 2017. Net loss in the current year includes $9.6 million of SG&A costs related the start-up of new business ventures and zero in the prior year period.

For the nine months ended December 31, 2018, the Company reported a net loss of $60.5 million, or $6.69 per basic share, compared to net income of $56.9 million, or $6.34 per basic share, for the nine months ended December 31, 2017. Net loss in the current year includes $23.9 of SG&A costs related the start-up of new business ventures and zero in the prior year period.

Reported earnings for the three and nine months ended December 31, 2017 were favorably impacted by a net tax benefit of $73.3 million primarily attributable to the impact of the 2017 U.S. Tax Reform Act.

Liquidity and Capital Resources

The Company’s liquidity requirements are affected by various factors including crop seasonality, foreign currency and interest rates, green tobacco prices, customer mix, crop size, and quality. During the nine months ended December 31, 2018, the Company utilized surplus cash to reduce long-term debt with the purchase and cancellation of $27.3 million of our 9.875% senior secured second lien notes, leaving $635.7 million outstanding at December 31, 2018. At quarter end, the Company’s available credit lines, letters of credit, and cash totaled $527.8 million. The Company will continue to monitor and adjust funding sources as needed to enhance and drive various business opportunities that maintain flexibility and meet cost expectations.

Financial Results Investor Call

The Company will hold a conference call to report financial results for the period ended December 31, 2018, on February 11, 2019 at 5:30 P.M. ET. The dial in number for the call is (800) 458-4121 or (929) 477-0324 if outside the U.S., using conference ID 9710996. Those seeking to listen to the call may access a live broadcast on the Pyxus International website. Please visit www.pyxusintl.com 15 minutes in advance to register.

For those who are unable to listen to the live event on February 11, 2019, a replay will be available for five days by dialing (888) 203-1112 within the U.S. or (719) 457-0820 outside the U.S., and entering the access code 9710996. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus International and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements: changes in laws and regulations or the interpretation of laws and regulations, continued compliance with applicable regulatory requirements and, uncertainties with respect to the timing and extent of retail and product-line expansion. Additional factors that could cause results to differ materially from those expressed or implied by forward-looking statements can be found in Pyxus’s most recent Annual Report on Form 10-K for the period ended March 31, 2018 and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

About Pyxus International, Inc.

Pyxus International Inc. (NYSE: PYX) is a global agricultural company with 145 years’ experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients. For more information, visit www.pyxusintl.com.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	Decemer 31		Decemer 31
(in thousands, except per share data)	2018	2017	2018	2017
Sales and other operating revenues	$524,487	$477,783	$1,210,351	$1,202,115
Cost of goods and services sold	449,776	404,282	1,045,042	1,030,648

Gross profit	74,711	73,501	165,309	171,467
Selling, general and administrative expenses	41,680	34,283	118,759	102,248
Other income	7,991	1,019	13,473	9,909
Restructuring and asset impairment charges	1,667	—	3,390	—

Operating income	39,355	40,237	56,633	79,128
Debt retirement (benefit)	(1,281)	—	(1,754)	(2,975)
Interest expense	33,947	33,564	102,182	101,105
Interest income	962	601	2,587	2,295

Income (loss) before income taxes and other items	7,651	7,274	(41,208)	(16,707)
Income tax expense (benefit)	17,354	(73,282)	26,900	(66,233)
Equity in net income of investee companies	4,701	7,770	6,852	7,121

Net income (loss)	(5,002)	88,326	(61,256)	56,647
Less: Net income (loss) noncontrolling interests	93	(130)	(769)	(289)

Net income (loss) attributable to Pyxus International, Inc.	$(5,095)	$88,456	$(60,487)	$56,936

Income (loss) per share:
Basic	$(0.56)	$9.83	$(6.69)	$6.34
Diluted	$(0.56)	$9.80	$(6.69)	$6.32
Weighted average number of shares outstanding:
Basic	9,068	9,001	9,048	8,982
Diluted	9,068	9,029	9,048	9,009

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1) (Unaudited)

	Three Months Ended		Nine Months Ended			Fiscal Year Ended		LTM(10)
(in thousands)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017	December 31, 2016	March 31, 2018	March 31, 2017	December 31, 2018	December 31, 2017
Net income (loss) attributable to Pyxus International, Inc.	$(5,095)	$88,456	$(60,487)	$56,936	$(62,620)	$52,436	$(62,928)	$(64,988)	$56,628
Plus: Interest expense(2)	33,947	33,564	102,182	101,105	99,658	134,279	135,441	135,356	136,888
Plus: Income tax expense (benefit)	17,354	(73,282)	26,900	(66,233)	20,774	(58,764)	23,481	34,369	(63,526)
Plus: Depreciation and amortization expense	8,494	8,174	26,887	24,845	25,859	33,598	34,476	35,640	33,462

EBITDA(1)	54,700	56,912	95,482	116,653	83,671	161,549	130,470	140,378	163,452
Plus: Reserves for (recoveries on) doubtful customer receivables	1,774	(59)	2,136	(122)	(2,801)	(151)	(5,545)	2,107	(2,866)
Plus: Non-cash employee stock based compensation	402	271	1,156	815	1,180	1,135	1,551	1,476	1,186
Less: Other income	7,991	1,019	13,473	9,909	4,311	14,382	4,896	17,946	10,493
Plus: Fully reserved recovery of tax(3)	2,308	2,258	6,851	6,898	6,189	11,835	9,356	11,788	10,065
Plus: Restructuring and asset impairment charges	1,667	—	3,390	—	1,068	383	1,375	3,773	307
Plus: Costs associated with transformation related to “One Tomorrow” new business initiatives, not anticipated to be recurring costs(4)	774	3,058	2,789	4,596	—	6,593	150	4,786	4,746
Plus: Costs associated with reorganization of legal entities(5)	357	—	930	202	—	469	—	1,197	202
Plus: Costs associated with the 2017 U.S. Tax Reform Act(6)	105	—	1,064	—	—	531	—	1,595	—
Plus: Debt retirement benefit	(1,281)	—	(1,753)	(2,975)	2,339	(2,975)	(300)	(1,754)	(5,614)
Plus: Amortization of basis difference - CBT investment(7)	441	512	1,110	1,165	1,208	1,519	1,518	1,464	1,476
Plus: One time impact of newly imposed Argentinian Excise Tax(8)	1,574	—	2,499	—	—	—	—	2,499	—
Plus: Kenyan investigation legal & professional costs	57	161	300	1,931	5,565	1,980	7,171	350	3,538
Less: Kenyan green leaf operation Adjusted EBITDA(9)	(529)	1,668	(580)	(2,436)	(6,388)	(2,329)	(8,013)	(473)	(4,061)

Adjusted EBITDA(1)	$55,417	$60,427	$103,060	$121,692	$100,496	$170,815	$148,862	$152,184	$170,058

Total debt								$1,480,767	$1,455,132
Less: Cash								209,160	209,490

Total debt less cash								$1,271,607	$1,245,642

(Total debt less cash) /Adjusted EBITDA(1)								8.36x	7.32x

(1)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.

(2)

As a result of adoption of standard ASU No. 2017-07 related to Compensation-Retirement Benefits on April 1, 2018, the three months ended December 31, 2017 reflects a reclassification of $342 from SG&A to Interest expense. The nine months ended December 31, 2017 reflects a reclassification of $1,025 from SG&A to Interest expense. The fiscal years ended March 31, 2018 and 2017 reflect a reclassification of $1,301 and $2,774 respectively from SG&A to Interest expense. The last twelve months ended December 31, 2108 and 2017 reflect a reclassification of $593 and $1,766 respectively from SG&A to Interest expense.

(3)

Represents income (included in Other income (expense)) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.

(4)

Includes expenses incurred associated with the development and initial implementation of the “One Tomorrow” business transformation strategy, including business development expenses consisting of legal, strategic consulting, business brokerage and other professional fees, communications expenses consisting principally of fees to branding consultants and for translation services, and human resources expenses, including primarily professional fees related to recruiting and employee communications.

(5)

Includes expenses incurred associated with the internal reorganization of legal entities within the leaf tobacco segments of the company to align with operations, including legal, strategic and tax consulting expenses.

(6)	Includes consulting expenses incurred associated with the implementation of the 2017 U.S. Tax Reform Act, which became effective January 1, 2018.
(7)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(8)

The initial impact of the recently imposed Argentinian Excise Tax was $1,574 and $2,499 for the quarter and nine months ended December 31, 2018, respectively. The cost of the newly imposed excise tax could not be addressed with customers due to the timing of enactment and the nature of our customer contracts. Customer contracts for the upcoming fiscal year contemplate the newly imposed excise tax.

(9)

Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.

(10)

Items for the twelve months ended December 31, 2018 are derived by adding the items for the nine months ended December 31, 2018 and the fiscal year ended March 31, 2018 and subtracting the items for the nine months ended December 31, 2017. Items for the twelve months ended December 31, 2017 are derived by adding the items for the nine months ended December 31, 2017 and the fiscal year ended March 31, 2017 and subtracting the items for the nine months ended December 31, 2016.

RECONCILIATION OF COMBINED LEAF SEGMENTS ADJUSTED EBITDA (“LEAF SEGMENTS ADJUSTED EBITDA”)(1) (Unaudited)

	Three Months Ended		Nine Months Ended		Fiscal Year Ended		LTM(8)
(in thousands)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017	March 31, 2018	March 31, 2017	December 31, 2018
Leaf - North America segment Operating income	2,870	7,340	7,888	13,463	26,446	15,333	20,871
Leaf - Other Regions segment Operating income	44,133	32,897	70,010	65,665	88,742	72,009	93,087

Total Combined Leaf Segments Operating Income	47,003	40,237	77,898	79,128	115,188	87,342	113,958
Less: Debt retirement benefit(2)	(1,214)	—	(1,661)	(2,975)	(2,867)	(300)	(1,553)
Plus: Interest income	961	601	2,583	2,295	3,271	8,157	3,559
Plus: Equity in net income of investee companies	4,267	7,548	4,883	7,253	8,947	213	6,576
Less: Net income (loss) attributable to noncontrolling interests	(133)	(130)	(492)	(289)	(434)	(343)	(637)
Plus: Depreciation and amortization expense	7,816	8,174	24,763	24,845	33,189	34,476	33,107

Leaf Segments EBITDA(1)	61,393	56,690	112,279	116,786	163,897	130,832	159,390
Plus: Reserves for (recoveries on) doubtful customer receivables	1,774	(59)	2,136	(122)	(151)	(5,545)	2,107
Plus: Non-cash employee stock based compensation	308	271	924	815	1,110	1,551	1,219
Less: Other income	7,773	1,019	13,255	9,909	14,379	4,896	17,725
Plus: Fully reserved recovery of tax(3)	2,308	2,258	6,851	6,898	11,835	9,356	11,788
Plus: Restructuring and asset impairment charges	1,667	—	3,390	—	383	1,375	3,773
Plus: Costs associated with the 2017 U.S. Tax Reform Act(4)	80	—	850	—	519	—	1,369
Plus: Debt retirement benefit(2)	(1,214)	—	(1,661)	(2,975)	(2,867)	(300)	(1,553)
Plus: Amortization of basis difference - CBT investment(5)	441	512	1,110	1,165	1,519	1,518	1,464
Plus: One time impact of newly imposed Argentinian Excise Tax(6)	1,574	—	2,499	—	—	—	2,499
Plus: Kenyan investigation legal & professional costs	57	161	300	1,931	1,980	7,171	349
Less: Kenyan green leaf operation Adjusted EBITDA(7)	(529)	1,668	(580)	(2,436)	(2,329)	(8,013)	(473)

Leaf Segments Adjusted EBITDA(1)	61,145	57,147	116,002	117,025	166,175	149,074	165,152

(1)

Leaf Segments EBITDA and Leaf Segments Adjusted EBITDA are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented Leaf Segments EBITDA and Leaf Segments Adjusted EBITDA to present combined information for the Leaf - North America and Leaf - Other Regions segments for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on the reported results of the Company’s leaf tobacco reportable segments separate from the other reportable segment. This presentation provides readers with disaggregated information adjusted for the sporadic impact of the various items identified above. Management acknowledges that there are many items that impact reported results and this list is not intended to present all items that may have impacted these results. These non-GAAP measures and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies. Leaf Segments EBITDA and Leaf Segments Adjusted EBITDA as presented may not equal column or row totals due to rounding.

(2)	Allocation of benefit based on total consolidated assets.
(3)

Represents income (included in Other income (expense)) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.

(4)	Includes consulting expenses incurred associated with the implementation of the 2017 U.S. Tax Reform Act, which became effective January 1, 2018. Allocation of costs based on total consolidated SG&A.
(5)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(6)

The initial impact of the recently imposed Argentinian Excise Tax was $1,574 and $2,499 for the quarter ended and nine months ended December 31, 2018, respectively. The cost of the newly imposed excise tax could not be addressed with customers due to the timing of enactment and the nature of our customer contracts. Customer contracts for the upcoming fiscal year contemplate the newly imposed excise tax.

(7)

Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.

(8)

Items for the twelve months ended December 31, 2018 are derived by adding the items for the nine months ended December 31, 2018 and the fiscal year ended March 31, 2018 and subtracting the items for the nine months ended December 31, 2017.

RECONCILIATION OF OTHER PRODUCTS AND SERVICES SEGMENT ADJUSTED EBITDA (“ADJUSTED EBITDA”)(1) (Unaudited)

	Three Months Ended		Nine Months Ended		Fiscal Year Ended		LTM(6)
(in thousands)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017	March 31, 2018	March 31, 2017	December 31, 2018
Other Products and Services segment Operating income	(7,648)	—	(21,265)	—	(3,284)	—	(24,549)
Less: Debt retirement benefit(2)	(67)	—	(92)	—	(108)	—	(200)
Plus: Interest income	2	—	5	—	—	—	5
Plus: Equity in net income of investee companies	434	222	1,969	(133)	324	(362)	2,426
Less: Net income (loss) attributable to noncontrolling interests	226	—	(277)	—	(96)	—	(373)
Plus: Depreciation and amortization expense	679	—	2,124	—	409	—	2,533

Other Products and Services Segment EBITDA(1)	(6,692)	222	(16,797)	(133)	(2,347)	(362)	(19,012)
Plus: Non-cash employee stock based compensation	94	—	232	—	25	—	257
Less: Other income	217	—	218	—	3	—	221
Plus: Costs associated with transformation related to “One Tomorrow” new business initiatives, not anticipated to be recurring costs(3)	774	3,058	2,789	4,596	6,593	150	4,786
Plus: Costs associated with reorganization of legal entities(4)	357	—	930	202	469	—	1,197
Plus: Costs associated with the 2017 U.S. Tax Reform Act(5)	25	—	214	—	12	—	226
Plus: Debt retirement benefit(2)	(67)	—	(92)	—	(108)	—	(200)

Other Products and Services Segment Adjusted EBITDA(1)	(5,728)	3,280	(12,942)	4,666	4,640	(212)	(12,968)

(1)

Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented these non-GAAP measures to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on the reported results of the Company’s Other Products and Services Segment, separate from its other reportable segments. This presentation of Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA provides readers with disaggregated information adjusted for the sporadic impact of various items identified above. Management acknowledges that there are many items that impact reported results and this list is not intended to present all items that may have impacted these results. Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies. Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA as presented may not equal column or row totals due to rounding.

(2)	Allocation of benefit based on total consolidated assets.
(3)

Includes expenses incurred associated with the development and initial implementation of the “One Tomorrow” business transformation strategy, including business development expenses consisting of legal, strategic consulting, business brokerage and other professional fees, communications expenses consisting principally of fees to branding consultants and for translation services, and human resources expenses, including primarily professional fees related to recruiting and employee communications.

(4)

Includes expenses incurred associated with the internal reorganization of legal entities within the leaf tobacco segments of the company to align with operations, including legal, strategic and tax consulting expenses.

(5)	Includes consulting expenses incurred associated with the implementation of the 2017 U.S. Tax Reform Act, which became effective January 1, 2018. Allocation of costs based on total consolidated SG&A.
(6)

Items for the twelve months ended December 31, 2018 are derived by adding the items for the nine months ended December 31, 2018 and the fiscal year ended March 31, 2018 and subtracting the items for the nine months ended December 31, 2017.